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                                                                     EXHIBIT 5.1

May 31, 2000

Wind River Systems, Inc.
500 Wind River Way
Alameda, CA  94501

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wind River Systems, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of 957,169 shares of the Company's Common Stock (the "Shares"), with a par value of $0.001, issuable in exchange for exchangeable shares of AudeSi Technologies, Inc., a corporation incorporated federally under the Canada Business Corporations Act.

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on February 17, 2000, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Sincerely,

COOLEY GODWARD LLP


By:  /s/ Andrea Vachss
   ------------------------
     Andrea Vachss